                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ] Preliminary Proxy Statement [_] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                            WELLS REAL ESTATE FUND I
                            ------------------------
                (Name of Registrant as Specified in its Charter)

       __________________________________________________________________
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box)

[X] No fee required
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1)  Title of each class of securities to which transaction applies:
   (2)  Aggregate number of securities to which transaction applies:
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
   (4)  Proposed maximum aggregate value of transaction:
   (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:
   (2)  Form, Schedule or Registration No.:
   (3)  Filing Party:
   (4)  Date Filed:

                      ___________________________________

                            WELLS REAL ESTATE FUND I
                       6200 The Corners Parkway, Suite 250
                             Norcross, Georgia 30092
                                  April 9, 2002

                      ___________________________________

                         CONSENT SOLICITATION STATEMENT
               TO THE LIMITED PARTNERS OF WELLS REAL ESTATE FUND I



Why We Would Like Your Approval on the Enclosed Consent Solicitation

As the enclosed Consent Solicitation Statement (Statement) explains in greater detail, the General Partners of Wells Real Estate Fund I (Wells Fund I) are requesting your approval to amend the existing Partnership Agreement of Wells Fund I with a "yes" vote on the enclosed Proxy Card. Specifically, the Statement will help clarify how the General Partners desire to use all or portions of the net proceeds from the sale of Wells Fund I's assets to attempt to enhance the value of Wells Fund I.

Background: The Paces Pavilion building is a 116,148 square-foot medical office building located in North Atlanta. It is currently owned by a group of owners, including Wells Fund I, which owns a partial (approximately 27%) interest, with Hospital Corporation of America (HCA) and various individual owners together owning the remainder (approximately 73%). The occupancy of the building overall currently stands at 90%, with the occupancy of the portion of the property owned by Wells Fund I now 93%, which is an increase from 29% in 2001.

We believe interest from prospective real estate buyers in this building has increased due to the recent growth in office, retail and residential development in the affluent Buckhead community in which the property is located. However, the current multiple ownership structure of the property inhibits Wells Fund I from obtaining maximum pricing for its interest. This is because fewer prospective buyers would be interested in acquiring a partial ownership interest. As a result, Wells Fund I would likely realize a lower price if it were to sell its partial interest.

                                   [PHOTO 1]

Wells Fund I purchased Paces Pavilion, a three-story medical office building located in Atlanta's high-growth Buckhead community, in December 1985. The above photo illustrates the portion of the building owned by Wells Fund I and the portions owned by the other owners.

                                    [PHOTO 2]

Contributing to the positive long-term outlook for Paces Pavilion is its close proximity to nearby Piedmont and Crawford Long Hospitals. Based on the demand for high-quality medical office space, Paces Pavilion should attract interest from potential buyers who wish to capitalize on the opportunity to serve the office space needs and requirements of a growing medical tenant base seeking to locate in this affluent community. The above photo depicts an aerial view of the area from the northwest and illustrates the new growth adjacent to Paces Pavilion.

Opportunity: As the General Partners of Wells Fund I, we believe that an opportunity exists to maximize Wells Fund I's returns on the investment in the Paces Pavilion property. In order to do so, we propose that Wells Fund I attempt to acquire additional or all of the ownership interests in the property it does not already own, to prepare the property for marketing, and then to market the asset to what should be a much broader range of interested, potential buyers.

We request through this consent solicitation that you grant the General Partners the specific authority to reinvest all or portions of the proceeds generated from the sales of Peachtree Place, Crowe's Crossing and Cherokee Commons to attempt to purchase additional or all of the interests in the Paces Pavilion property that Wells Fund I presently does not own.

Supporting Rationale: Under this strategy, the General Partners expect to achieve the following benefits resulting from the proposed purchases:

     . Due to the property's current fragmented ownership and the generally limited marketability of its partial interests, we believe that Wells Fund I may be able to purchase the pieces at favorable prices that ultimately may translate to higher returns for Wells Fund I if the pieces are thereafter marketed collectively;
     . If the entire property comes under the control of Wells Fund I, expenses for the property could be reduced due to economies of scale and elimination of redundancies, thereby leading to improved net operating income and producing better overall pricing at the time of its eventual sale; and
     . Consolidated ownership likely would attract more potential buyers and maximize the sale price, as potential purchasers would be able to achieve better financing terms, potentially resulting in higher sale proceeds to Wells Fund I.

                                   [PHOTO 3]

Paces Pavilion also benefits from its high visibility and close proximity to a number of major traffic generators, including a well-balanced mix of residential shopping centers and access to Interstate 75 and other major thoroughfares. The above photo depicts an aerial view of the area from the south, noting Paces Pavilion's close proximity to Cumberland Mall and the Cobb Galleria Center, which includes a convention center and specialty mall, as well as other retail, office and residential properties.

The Amendment to the Proxy -- Simplified: As it is currently written, Section 11.3(g) of the Partnership Agreement is unclear as to the ability of the General Partners of Wells Fund I to use net sale proceeds to acquire interests like those that Wells Fund I presently does not own in the Paces Pavilion property. Although we believe that the General Partners' ability to reinvest net sale proceeds as described in this Statement is not prohibited by the Partnership Agreement, we want to solicit your consent to this amendment for the purpose of resolving any ambiguity in the Partnership Agreement.

Your individual vote on this matter is very important: A majority vote (more than 50%) of the unit holders in favor of this amendment will allow us the opportunity to act in the best interest of the limited partners and implement a strategy aimed at maximizing returns for Wells Fund I.

The Statement is being mailed to you on or about April 12, 2002. We urge you to carefully review the Statement, including the Question and Answer section, to vote "yes" on the enclosed postage-paid Proxy Card, and to return it to us as soon as possible, but in no event later than July 31, 2002. Abstentions or failure to return the enclosed Proxy Card will have the same effect as voting against the amendment.

The information contained in the Statement is accurate only as of April 9, 2002, and the General Partners undertake no obligation to update such information thereafter. Please contact us if you have questions or need further clarification on the Statement.

              Questions and Answers About this Consent Solicitation

       The following highlights selected information contained elsewhere in this Statement relating to the proposed amendment to Section 11.3(g) of the Partnership Agreement. To make this information easier to understand, we have presented some of the information below in a question and answer format. Please read the entire Statement for more detailed information relating to this consent solicitation.

--------------------------------------------------------------------------------

Q:     What am I voting on in this consent solicitation?

A: We seek your consent to amend Section 11.3(g) of the Partnership Agreement to authorize the General Partners of Wells Fund I to use, if they determine in their judgment that such action is necessary, proper or desirable to carry out the business of the partnership, certain of the net sale proceeds from the sale of other properties to acquire on behalf of Wells Fund I additional or all interests, including other condominium interests, in Paces Pavilion.

--------------------------------------------------------------------------------

Q: Why should Wells Fund I consider acquiring additional interests in Paces Pavilion?

A: Wells Fund I currently owns an approximately 27% interest in Paces Pavilion, and we do not believe that the highest value for Wells Fund I's partial interest in Paces Pavilion will be obtained by marketing that partial interest alone. At the present time, the General Partners believe that the acquisition of additional or all of the interests in Paces Pavilion that Wells Fund I does not currently own may allow Wells Fund I to more effectively market the property for sale, may enhance the overall value of Paces Pavilion and, thus, may increase the investment value of this asset and the total returns to Wells Fund I.

--------------------------------------------------------------------------------

Q: Why are the General Partners of Wells Fund I seeking my consent for this amendment?

A: We believe that Section 11.3(g) of the Partnership Agreement, as currently written, is unclear on the specific ability of the General Partners of Wells Fund I to use net sale proceeds to acquire other interests in Paces Pavilion, including other condominium interests, common area interests and land interests, that Wells Fund I presently does not own. This section of the Partnership Agreement does not specifically prohibit such use of net sale proceeds and, in fact, it specifically provides for the use of net sale proceeds to purchase "the underlying land in connection with any Partnership property or to purchase from any co-venturer or joint venture partner an interest in a property which the Partnership owns jointly with such Person."

       Although we believe that the ability to use net sale proceeds by the General Partners as described in this Statement is not prohibited by the Partnership Agreement, we wanted to clear up any ambiguity in the Partnership Agreement and solicit your consent to this amendment to authorize Wells Fund I to acquire, if the General Partners determine in their judgment that such action is necessary, proper or desirable to carry out the business of the partnership, additional or all interests in Paces Pavilion that Wells Fund I currently does not own.

--------------------------------------------------------------------------------

Q: What is the status of the consent solicitation dated August 2000 which sought approval of all of the Class A limited partners to change the manner of distributing net sale proceeds between Class A and B limited partners?

A: While the General Partners received an 87% favorable response rate from the limited partners holding Class A Units who responded to the consent solicitation dated August 2000, the General Partners became convinced that 100% approval of the Class A limited partners was not attainable. On January 17, 2002, the consent solicitation dated August 2000 was withdrawn and terminated. Please see "Update of Events Relating to the Proposed Amendment to Section 9.3 of the Partnership Agreement" contained below in the Statement for more detailed information on the consent solicitation dated August 2000.

--------------------------------------------------------------------------------

Q: What happens if the General Partners fail to obtain the consent of the limited partners to amend Section 11.3(g) of the Partnership Agreement?

A: If we fail to obtain the limited partners' consent to amend Section 11.3(g) of the Partnership Agreement, the General Partners will have to decide whether to (i) distribute such net sale proceeds to the limited partners in accordance with the Partnership Agreement and continue to attempt to market only the partial interest in Paces Pavilion owned by Wells Fund I, or (ii) seek to obtain some type of judicial interpretation of the ability of the General Partners, under the terms of the Partnership Agreement, to use net sale proceeds to acquire additional or all interests in Paces Pavilion that Wells Fund I presently does not own.


--------------------------------------------------------------------------------

Q: Who is entitled to vote on the proposed amendment to Section 11.3(g) of the Partnership Agreement and how much consent must be obtained to approve such amendment?

A: Each limited partner of Wells Fund I of record, as of March 31, 2002, is entitled to one vote for each unit owned on this matter. This amendment will be approved and the consent solicitation period will end upon obtaining the consent of limited partners owning more than 50% of the outstanding units in Wells Fund I, regardless of whether you hold Class A Units or Class B Units. There are currently 98,716 Class A Units and 42,568 Class B Units of Wells Fund I outstanding. Therefore, this amendment will be approved and adopted if we receive consent from limited partners owning 70,643 units.

--------------------------------------------------------------------------------

Q:     How do I consent to the proposed amendment?

A: If you wish to consent to the amendment to Section 11.3(g) of the Partnership Agreement, you should complete, sign and return the Proxy Card in the enclosed postage-paid return envelope as quickly as possible. Your vote on this matter is very important. Your failure to return the enclosed Proxy Card will have the same effect as a vote against the amendment.

--------------------------------------------------------------------------------

Q:     How long do I have to consent?

A: You are requested to please complete, sign and return your Current Form as soon as possible; however, in order for your Proxy Card to be accepted, we must receive it no later than July 31, 2002, unless the General Partners extend the period for obtaining consents, in which case the new expiration date will be the last date on which your Proxy Card will be accepted.

--------------------------------------------------------------------------------

Q:     May I withdraw or change my consent after I submit it?

A: You may withdraw or change your executed Proxy Card at any time prior to the expiration of the solicitation period by delivering to us a signed and subsequently dated Proxy Card or a written notice stating that your previous consent is revoked or changed. At the end of the solicitation period, all consents previously executed and delivered and not revoked will become irrevocable.

--------------------------------------------------------------------------------

Q: What happens if I vote against the amendment, but the amendment nevertheless receives the required limited partner approval?

A: Whether or not you vote against the amendment, if the amendment receives the approval of limited partners holding a majority of the outstanding units of Wells Fund I, the amendment will be adopted.

--------------------------------------------------------------------------------

                 Proposed Amendment to the Partnership Agreement

Explanation of Proposed Amendment to the Partnership Agreement

         On December 27, 1985, Wells Real Estate Fund I (Wells Fund I) purchased a three-story medical office building containing approximately 30,810 net rentable square feet built on 1.65 acres of land located on Howell Mill Road in northwest metropolitan Atlanta, Fulton County, Georgia (Paces Pavilion building). Paces Pavilion is located directly across the street from the former West Paces Ferry Hospital (Hospital), which is owned by a wholly-owned subsidiary of Hospital Corporation of America (HCA).

         In connection with the purchase, Wells Fund I entered into two leases with respect to Paces Pavilion. A portion of the first floor and the entire second and third floors of Paces Pavilion were leased to HCA for a ten-year term. The remainder of the first floor of the building was leased to the Hospital for the purpose of operating and maintaining outpatient surgical suites.

         HCA Realty, Inc. (HCA Realty), another wholly-owned subsidiary of HCA, owned 1.5 acres of land immediately adjacent to and contiguous with the property owned by Wells Fund I and bordering Paces Pavilion to the north. At the time Wells Fund I originally acquired Paces Pavilion, HCA Realty had already made plans to construct a medical office building very similar in design to be built as an attachment and addition to Paces Pavilion.

         The objective of HCA and Wells Fund I was to complete construction of the addition to the building and then to submit both tracts of land to be operated jointly as a condominium. Under this arrangement, the individual office units would either be owned or leased by physicians and the common areas would be owned and operated by the condominium association. However, the provisions of the Partnership Agreement did not allow Wells Fund I to own property jointly with an unrelated entity unless the management of such property was under the control of Wells Fund I. Although Wells Fund I has a voice in the management of the condominium, it did not have control over the management of the property as required by the Partnership Agreement. As a result, in November 1987, the General Partners amended the Partnership Agreement upon obtaining the consent of the limited partners by proxy to authorize Wells Fund I to subject its building to a condominium form of ownership and to own its building subject to such condominium ownership.


         In November 1987, HCA Realty completed the addition to Paces
Pavilion on its 1.5 acre tract of land, which addition was then physically attached to the original building by removal of the north wall of the original building. Combining these two phases resulted in the completion of a single contiguous three-story medical office building containing approximately 116,148 net rentable square feet (the building, as expanded, along with the underlying land on which it is located, are collectively hereafter referred to as "Paces Pavilion"), which is situated on two separate tracts of land, one of which is owned by HCA Realty and one of which is owned by Wells Fund I.


         On November 11, 1987, HCA Realty and Wells Fund I recorded a Declaration of Condominium of Paces Pavilion Condominium (Declaration of Condominium) in the real property records of Fulton County, Georgia, which subjected each of their respective tracts of land and the building thereon to a condominium form of ownership. While Wells Fund I continues to own legal title to its 1.65 acre tract of land and HCA Realty continues to own legal title to its 1.5 acres tract of land, this Declaration of Condominium obligated each tract of land with certain easements, covenants, conditions and land use restrictions for the purpose of enhancing, maintaining and protecting the value and attractiveness of the building, including limiting use of the Paces Pavilion building to only professional office space to be occupied by medical doctors duly licensed to practice in Georgia.

         Following completion of Paces Pavilion, HCA Realty sold a total of six condominium units and, accordingly, the condominium units in Paces Pavilion are currently owned in the following percentages:

                  ----------------------------------------------
                                                        % of
                  Condominium Unit Owner             Ownership(1)
                  ----------------------------------------------
                  HCA Realty                            49.07%
                  ----------------------------------------------
                  Wells Fund I                          30.12%
                  ----------------------------------------------
                  Hallum                                 4.60%
                  ----------------------------------------------
                  Dennis                                 4.53%
                  ----------------------------------------------
                  HealthSouth                            3.65%
                  ----------------------------------------------
                  Fowler & Young                         3.50%
                  ----------------------------------------------
                  Robertson                              2.65%
                  ----------------------------------------------
                  Hirsch & Salzberg                      1.88%
                  ----------------------------------------------
(1) The Condominium Association recognizes percentage of ownership for purposes of calculating income, expenses and voting rights based upon usable square footage rather than net rentable square footage.


        Pursuant to the Declaration of Condominium, each unit owner owns its specified office space, and the members of the condominium association jointly own the common areas, which include all portions of Paces Pavilion (i.e., the underground parking garage, the hallways, the heating and air conditioning components, etc.) except the specific office units. The condominium association is responsible for maintaining the common areas and the tracts of land underlying the building, the costs of which are subsidized through membership assessments made on the condominium unit owners. The decisions of the condominium association are made by vote of the members, including Wells Fund I, in accordance with the percentage of office space owned by each unit owner. In addition, any income collected on behalf of the condominium association (i.e., revenues for parking) is shared by the members in accordance with these percentages.

         The General Partners currently believe that the value of the whole of the interests in Paces Pavilion will be greater than the sum of the partial interests marketed separately. The General Partners therefore seek authority, if they determine in their judgment that such action is necessary, proper or desirable to carry out the business of the partnership, to use sale proceeds from the sale of other properties to acquire on behalf of Wells Fund I additional or all of the interests in Paces Pavilion, including other condominium interests, common area interests and land interests, that Wells Fund I currently does not own. However, upon the General Partners' review of Section 11.3(g) of the Restated and Amended Certificate and Agreement of Limited Partnership of Wells Real Estate Fund I dated July 30, 1984, as amended (Partnership Agreement), they have determined that the terms of the Partnership Agreement are unclear as to the authority of the General Partners to use net sale proceeds for these purposes.

         Section 11.3(g) of the Partnership Agreement currently provides in pertinent part as follows:

         "The Partnership shall not invest its Cash Flow or Sale or Financing Proceeds in new properties or projects; provided, however, that any Sale or Financing Proceeds may be applied to the purchase of the underlying land in connection with any Partnership property or to purchase from any co-venturer or joint venture partner an interest in a property which the Partnership owns jointly with such Person..."

         The General Partners believe that this Section does not prohibit them from using net sale proceeds in the manner described in this Statement because purchasing interests in Paces Pavilion that Wells Fund I presently does not own would not be investing in "new properties or projects." Arguably, purchasing those other interests would be equivalent to acquiring the interests of "co-venturers" in a property which Wells Fund I "owns jointly with such Person[s]." However, the General Partners wish to clear up any potential ambiguity in the Partnership Agreement. Therefore, we seek your consent to the proposed amendment to the Partnership Agreement as described in this Statement.


         The approval of the amendment to the Partnership Agreement proposed in this Statement would authorize Wells Fund I to purchase, if the General Partners determine in their judgment that such action is necessary, proper or desirable to carry out the business of the partnership, additional or all other interests in Paces Pavilion which Wells Fund I presently does not own. The general partners believe that such capability may ultimately allow the General Partners to more effectively market Paces Pavilion for sale, rather than attempting to sell only the partial interests in that property currently owned by Wells Fund
I. The General Partners cannot guarantee, however, that if the proposed amendment is approved, (a) that they will exercise the authority that is the subject of the amendment, (b) that they will acquire any or all of the interests in Paces Pavilion that Wells Fund I does not own, or (c) that the amendment ultimately will increase the value of Wells Fund I.

Recent Events and Market Conditions Affecting Paces Pavilion

         Paces Pavilion is located on the northwestern edge of the Buckhead submarket of Atlanta near the intersection of Howell Mill Road and Northside Drive, which is one of the most desirable locations for business and residential properties in the Atlanta area. The site has very close access to Interstate 75 and is just minutes from Buckhead and Cumberland Mall to the north and Midtown and downtown Atlanta to the south. There are also numerous restaurants, retail and banking services in close proximity. There are only five other office buildings in the immediate submarket area of Paces Pavilion, which consists largely of high income residential properties with little available real estate available for commercial development.

        In December 1996, HCA's lease with Wells Fund I terminated and HCA vacated its office space at Paces Pavilion. Following HCA's departure, Wells Fund I commenced efforts to lease up its portion of Paces Pavilion. Initial leasing efforts were difficult, however, due primarily to uncertainties in the marketplace as a result of rumors that the Hospital might close. The medical office space market in the area remained stagnant for a period of time while the viability of the Hospital remained in question during the late 1990s. During the years 1997, 1998 and 1999, Wells Fund I's portion of the Paces Pavilion building maintained an overall average occupancy rate of only about 20%. After the Hospital finally closed in January 2000, however, the market for medical office space in the area made a significant recovery, as evidenced by the fact that Wells Fund I's portion of Paces Pavilion is currently approximately 93% occupied.

         Below is a summary of the most recent lease signings by Wells Fund I, all but one of which occurred after the closing of the Hospital.

          --------------------------------------------------------------------
                                             Lease
                                          Commencement    Term        Square
          Tenant                              Date        Lease        Feet
          --------------------------------------------------------------------
          Dr. Simon                           May 1999     5 Yrs.      2,976
          --------------------------------------------------------------------
          Buckhead Urology                 August 2000     3 Yrs.      2,200
          --------------------------------------------------------------------
          King, Sanderson & Heidecker     October 2000     7 Yrs.      3,752
          --------------------------------------------------------------------
          Peachtree Park Pediatric        October 2001    12 yrs.      5,892
          --------------------------------------------------------------------
          Eye Consultants of Atlanta     December 2001     5 Yrs.     11,757
          --------------------------------------------------------------------
          NuHart Medical                    March 2002     5 Yrs.      1,946
          --------------------------------------------------------------------

         The growth of nearby Piedmont Hospital and Crawford Long Hospital, combined with the shortage of medical office space in the area, have contributed to this recent recovery and a favorable outlook for the future. There is no guarantee, however, that the medical office market in this area will continue to recover or that it will not decline significantly in the future.

         We believe that increasing or unifying ownership of the Paces Pavilion property may enhance the value of Wells Fund I by making the property more attractive to potential purchasers. The authority requested in this statement will allow the General Partners to further explore purchasing additional or all interests in the Paces Pavilion property if they determine in their judgment that such purchases are necessary, proper or desirable to carry out the business of the partnership.

Update of Events Relating to Properties Owned by Wells Fund I

         On August 31, 2000, a joint venture in which Wells Fund I is a joint venture partner sold one of the two commercial office buildings known as Peachtree Place located at 3875 Peachtree Place in Atlanta, Georgia for $772,915. Wells Fund I received net proceeds of $633,694 and the other joint venture partner received net proceeds of $139,221 from the sale of this building. Wells Fund I was allocated taxable gain of $205,019.

         On January 11, 2001, Wells Fund I sold the Crowe's Crossing shopping center located in DeKalb County, Georgia for $6,785,000 resulting in a taxable gain of $11,496 and net proceeds of $6,569,000.

         On October 1, 2001, a joint venture in which Wells Fund I is a joint venture partner sold the Cherokee Commons retail shopping center located in Cherokee County, Georgia for $8,660,000. Wells Fund I received net proceeds of $2,037,315 and the other Wells Limited Partnership programs which are joint venture partners collectively received the remaining net proceeds of $6,622,685 from the sale of this property. Wells Fund I was allocated a taxable gain of $52,461.

         Although the recent economic downturn and the events of September 11, 2001 have caused a general decline in the demand for properties like those owned by Wells Fund I, we currently intend to continue to aggressively market the remaining properties in the portfolio of Wells Fund I throughout 2002.

Update of Events Relating to the Proposed Amendment to Section 9.3 of the Partnership Agreement

         On or about August 25, 2000, each of the limited partners of Wells Fund I received an Amended and Restated Consent Solicitation Statement (2000 Consent Solicitation) requesting approval from each holder of Class A Units to a proposed amendment to Section 9.3 of the Partnership Agreement to modify the order of distribution of net sale proceeds in a manner which the General Partners believed was more fair and equitable.

         While the general partners received an 87% favorable response rate from the limited partners holding Class A Units who responded to the 2000 Consent Solicitation, the General Partners became convinced that 100% approval of the Class A limited partners was not attainable. On January 17, 2002, the 2000 Consent Solicitation was withdrawn and terminated.

         On December 21, 2001, a class action lawsuit was filed in the United States District Court for the Northern District of Georgia, Atlanta Division, against Wells Fund I and the General Partners by John Weiss, John Weiss IRA, William Main, Jeanne Rose, Diana Schulz and Michael Woo, individually and allegedly on behalf of all Class A limited partners of Wells Fund I (Weiss Litigation). On January 30, 2002, the plaintiffs in the Weiss Litigation filed an amended complaint, which restated the original complaint in its entirety and added certain additional claims (Amended Complaint). The Amended Complaint alleges, among other things, that (i) the 2000 Consent Solicitation contained material misrepresentations or omissions of fact in violation of Rule 14a-3 promulgated under Section 14(a) of the Securities Exchange Act of 1934 (Count
One), and (ii) the defendants had breached the Partnership Agreement and breached their fiduciary duties to the plaintiffs by holding net proceeds from the sale of the partnership's properties that should be distributed to the Class A limited partners and by reallocating capital accounts to artificially create positive capital accounts for the Class B limited partners. In addition to seeking compensatory damages, the plaintiffs in the Weiss Litigation seek an injunction against Wells Fund I and the General Partners from (i) issuing consent solicitations for proxies to disburse monies in breach of the Partnership Agreement, (ii) submitting any further consent solicitations for proxies that do not meet the requirements of Rule 14a-3, (iii) modifying the Partnership Agreement without the approval of 100% of the Class A limited partners, and (iv) disbursing the proceeds from the sale of the partnership's properties to Class B limited partners that rightfully should be distributed to the Class A limited partners. In addition, the plaintiffs in the Weiss Litigation request specific performance to require the defendants to perform their obligations under the Partnership Agreement and that an equitable accounting be made so as to determine the nature and amount of net proceeds from the sale of the partnership's properties and the appropriate distribution and time for distribution of such funds.


         On March 13, 2002, Wells Fund I and the General Partners filed their answer to the Amended Complaint and filed a motion to dismiss Count One of the Amended Complaint on the basis that (i) the plaintiffs had failed to comply with the certain procedural requirements imposed on litigation of this type,
(ii) plaintiffs' claims under Count One were time-barred because they were not filed within the applicable one-year statute of limitations period, and (iii) plaintiffs' claims were moot due to the fact that the 2000 Consent Solicitation was withdrawn and terminated on January 17, 2002. in their answer, Wells Fund I and the General Partners deny that they have breached either the Partnership Agreement or their fiduciary duties to the plaintiffs and oppose all relief sought under the Amended Complaint.

Text of Proposed Amendment to the Partnership Agreement

         Section 11.3(g) of the Partnership Agreement currently provides as follows:

         "(g) The Partnership shall not invest its Cash Flow or Sale or Financing Proceeds in new properties or projects; provided, however, that any Sale or Financing Proceeds may be applied to the purchase of the underlying land in connection with any Partnership property or to purchase from any co-venturer or joint venture partner an interest in a property which the Partnership owns jointly with such Person. Notwithstanding the above, reinvestment of Sale or Financial Proceeds will not occur unless sufficient cash will be distributed to pay any federal or state income tax (assuming the Limited Partners are in a 40% marginal tax bracket for federal income tax purposes) created by the sale, financing, or refinancing of property."

         The General Partners are recommending a proposed amendment to the Partnership Agreement to delete Section 11.3(g) of the Partnership Agreement and replace it in its entirety to read as follows:

         "(g) The Partnership shall not invest Cash Flow or Net Sale Proceeds or Net Financing Proceeds in new properties or projects; provided, however, that Net Sale Proceeds or Net Financing Proceeds may be applied and utilized (i) to purchase the underlying land in connection with any Partnership Property, (ii) to purchase from any co-venturer or joint venture partner an interest in a property which the Partnership owns jointly with such Person, or (iii) to purchase additional or all interests, including additional condominium interests, in that certain office building located on Howell Mill Road in northwest Atlanta, Fulton County, Georgia, known as Paces Pavilion, and the remainder of the associated land upon which Paces Pavilion is located, which property is currently subject to a condominium form of ownership with property owned by the Partnership. Notwithstanding the above, any such reinvestment of Net Sale Proceeds or Net Financing Proceeds will not occur unless sufficient cash is distributed to Limited Partners to pay any federal or state income tax (assuming the Limited Partners are in a 40% marginal tax bracket for federal income tax purposes) created by the sale, financing or refinancing of property."

Effect of Approval of the Proposed Amendment to the Partnership Agreement

         In the event that the proposed amendment to the Partnership Agreement is approved by holders of a majority of the outstanding units of Wells Fund I, the General Partners will be authorized to reinvest sale proceeds from the sale of other properties owned by Wells Fund I to acquire, if they determine in their judgment that such action is necessary, proper or desirable to carry out the business of the partnership, additional or all of the interests that Wells Fund I presently does not own in Paces Pavilion.

         In accordance with the terms of Section 11.3(g) of the Partnership Agreement, in the event this amendment is approved and proceeds from previous sales of certain properties are reinvested rather than distributed, the General Partners are required to distribute a portion of such sale proceeds to limited partners to pay federal and state income taxes resulting from such sales. In this regard, the General Partners intend to distribute approximately $94,142 (35% of the aggregate taxable gain of $268,976 resulting from the property sales discussed above). This tax distribution, in the amount of $0.67 per unit, will be based upon the highest combined federal (25%) and state (10%) tax rates applicable to the gains attributable to such sales, assuming the limited partners are in a 40% marginal tax bracket for federal income tax purposes, and will be made both to limited partners holding Class A Units and limited partners holding Class B Units.

Effect of Failure to Approve the Proposed Amendment to the Partnership Agreement

         If the limited partners vote against the approval of the proposed amendment to the Partnership Agreement, the General Partners will have to decide whether to (1) obtain a judicial interpretation of the ability of the General Partners, under the terms of the Partnership Agreement, to use net sale proceeds to acquire additional or all of the interests, including condominium interests, that it does not own in Paces Pavilion, or (2) distribute such net sale proceeds to the limited partners in accordance with the Partnership Agreement and continue to attempt to attract a willing buyer of Wells Fund I's portion of Paces Pavilion.

Recommendation of the General Partners with Respect to the Proposed Amendment to the Partnership Agreement

         The General Partners recommend that the limited partners vote in favor of the amendment to the Partnership Agreement proposed in this Statement. As described above, the General Partners intend to distribute $94,142 ($0.67 per unit) to the limited partners to cover their federal and state income taxes as soon as the proposed amendment to the Partnership Agreement is approved by the limited partners.

Benefits to the General Partners of Approval

         In the event that the limited partners approve the proposed amendment to the Partnership Agreement, the General Partners may receive an economic benefit in the form of property management and leasing fees receivable from the management and leasing of Paces Pavilion until Wells Fund I's interests in it are sold.

Required Approval of Limited Partners

         Pursuant to the terms of the Partnership Agreement, the Partnership Agreement may be amended with the affirmative vote or written consent of limited partners owning of record more than 50% of the then outstanding units in Wells Fund I, without regard to whether you hold Class A Units or Class B Units. There are currently 98,716 Class A Units and 42,568 Class B Units of Wells Fund I outstanding. Accordingly, the consent of holders of at least 70,643 of the 141,284 aggregate outstanding units in Wells Fund I of record, as of March 31, 2002, will be required to authorize and approve the amendment to the Partnership Agreement proposed in this Statement.

Costs of Solicitation

         Regardless of the outcome of this consent solicitation, Wells Fund I will bear the costs of preparing and mailing this Statement, including legal expenses.

                                   PROXY CARD
                            WELLS REAL ESTATE FUND I

                  CONSENT TO AMENDMENT TO PARTNERSHIP AGREEMENT
                           OF WELLS REAL ESTATE FUND I

                   PLEASE COMPLETE AND RETURN BY JULY 31, 2002

         The undersigned limited partner, having received the Consent Solicitation Statement dated April 9, 2002 (the "Statement") requesting consent to the proposed amendment to Section 11.3(g) (the "Amendment") of the Restated and Amended Certificate and Agreement of Limited Partnership dated July 30, 1984, as amended (the "Partnership Agreement"), as described therein, does hereby vote all units held of record by the undersigned limited partner as follows:

         This proxy when properly executed will be voted in the manner directed herein by the undersigned limited partner. If an executed proxy is returned but no direction is made, this proxy will be voted "FOR" the Proposed Amendment. This Consent shall expire on July 31, 2002, unless (1) Consents representing a sufficient vote of the units to adopt the Proposed Amendment have been received by that date, or (2) the General Partners extend the period for obtaining Consents. This Consent must be signed and dated.

                           (Continued on Reverse Side)

                           (Continued From Other Side)

                  THE GENERAL PARTNERS RECOMMEND THAT YOU VOTE
           "FOR" THE PROPOSED AMENDMENT AS DESCRIBED IN THE STATEMENT

         Proposal to approve the Amendment to Section 11.3(g) of the Partnership Agreement of Wells Real Estate Fund I described in the Statement.

                    [ ] FOR       [ ] AGAINST        [ ] ABSTAIN


Date:
     ----------------------                 ------------------------------------
                                            Signature

Date:
     ----------------------                 ------------------------------------
                                            Signature

                                [Insert ID Label]

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.